Exhibit 4.2
CERTIFICATE OF AMENDMENT
to the
CERTIFICATE OF DESIGNATION
of
8% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A
of
TRULITE, INC.

Trulite, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THAT:

FIRST: The name of the Corporation is Trulite, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware, on July 15, 2004.

SECOND: On July 26, 2004, the Corporation filed with the Secretary of State of the State of Delaware the Certificate of Designation (the “Certificate”) of 8% Cumulative Convertible Preferred Stock, Series A of the Corporation.

THIRD: On June ____, 2005, the Board of Directors of the Corporation adopted the following resolution amending the Certificate:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby amends Section (d)(vii) of the Certificate of Designation of the 8% Cumulative Convertible Preferred Stock, Series A of the Corporation in its entirety to read as follows:

“Notwithstanding any other provision of this Subsection 6(d), if the Company, after the Issuance Date, issues any options to purchase shares of Common Stock to its employees pursuant to the Trulite, Inc Stock Option Plan (the “Plan”), then the applicable Conversion Price upon such issuance shall be adjusted so that the outstanding shares of Series A Preferred Stock in the aggregate shall be convertible into the same percentage of the outstanding Common Stock on a fully diluted basis after such issuance as immediately prior to such issuance, provided, however, that no further adjustment to the Conversion Price shall be made under this Subsection 6(d))(vii) after the Company has issued to its employees options to purchase an aggregate of 1,721,665 shares of Common Stock, which are reserved for issuance by the Board of Directors of the Company under the Plan.”

* * * * * * * * *

IN WITNESS WHEREOF, Trulite, Inc. has caused this Certificate of Amendment to be executed in its corporate name by its President and attested by its Secretary, both thereto duly authorized, on this ___ day of June, 2005.

TRULITE, INC.

By:	/s/ John Sifonis
John Sifonis
President

Attest:

James A. Longaker
Secretary